Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan of Corcept Therapeutics Incorporated (a development stage company) of our report dated March 30, 2009, with respect to the financial statements of Corcept Therapeutics Incorporated (a development stage company) for the year ended December 31, 2008 included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Palo Alto, California

March 30, 2009